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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE:                                                      NEWS
December 6, 2001                                                     NASDAQ-CMED

                        COLORADO MEDTECH, INC. ANNOUNCES
                          VICTORY IN WEDEL ARBITRATION


BOULDER, Colorado - Colorado MEDtech, Inc. (NASDAQ - CMED), a Boulder, Colorado-based provider of advanced medical technology outsourcing services and medical imaging system components and accessories, today announced that it received an arbitration award in the binding arbitration filed against it and one of its former directors by Victor Wedel. The arbiter found in favor of the Colorado MEDtech parties and against Mr. Wedel, on all of the counts in the matter. The arbiter ruled that the Colorado MEDtech parties have no liability.

"We are obviously very pleased with this result," said Stephen K. Onody, CEO and Chairman. "We were willing to fight for what we thought was right. We believed strongly that we acted properly and we are very pleased that our view and position have been vindicated across the board."

The Colorado MEDtech parties were represented by Lester Houtz of Bartlit Beck Herman Palenchar & Scott, and Neal Cohen of Chrisman, Bynum & Johnson, P.C.

Colorado MEDtech, Inc. is a leading full-service OneSource OutSource(TM) provider of advanced medical technology outsourcing services, including device and disposables development, software, medical device connectivity, manufacturing, system components for medical imaging and ultrasound accessories.

FORWARD-LOOKING STATEMENTS

The statements in this news release and in the conference call that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "estimates", "may," "will," "should," "anticipated," "expected" or comparable terminology or by discussions of strategy. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot assure that these expectations will prove to be correct. Such statements involve risks and uncertainties including, but not limited to, the risk that the Company's existing level of orders may not be indicative of the level or trend of future orders, the risk that the Company may not successfully complete the work encompassed by current or future orders, the risk that unforeseen technical or production difficulties may adversely impact project timing and financial performance, the risk of an adverse result in pending or potential litigation, the risks associated with regulation by the Federal Food and Drug Administration including compliance with the Quality System Regulation, the risk that acquired companies cannot be successfully integrated with the Company's existing operations and the risk that a downturn in general economic conditions or customer budgets may adversely affect research and development and capital expenditure budgets of potential customers upon which the Company is dependent. Should one or more of these risks materialize (or the






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consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. These factors are more fully described in the Company's documents filed from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update publicly or revise such statements whether as a result of new information, future events or otherwise.

                                    CONTACTS:

Colorado MEDtech, Inc.
Stephen K. Onody, President and CEO         Telephone:     303.530.2660
Gregory A. Gould, CFO                       Fax:           303.581.1010
Website: www.cmed.com                       Email:    cmedinfo@cmed.com